EMPLOYMENT AGREEMENT, dated as of March 1, 2000 (the "Agreement"), between EagleView Industries. Inc., a Florida corporation ("EagleView"), Distinctive Devices, Inc., a New York corporation (the "Parent Company") (collectively the "Employer") and Sanjay Mody (the "Employee").

   In consideration of (i) the Employee's agreement to supply services under this Agreement and (ii) the mutual agreements set forth below, the sufficiency of which is hereby acknowledged, the Employer and the Employee agree as follows:

SECTION I.  Employment Relationship.

   (a) Employment by Employer. The Employer hereby employs the Employee, and the Employee hereby agrees to be employed by the Employer, as the Chief Operating Officer ("COO") of EagleView and the Parent Company. During the Employee's employment with the Employer, the Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are consistent with the Employee's position (the "Services") and shall render the Services on the terms set forth herein. During the Employee's employment, the Employee shall report directly to the Chief Executive Officer and/or the Board of Directors of EagleView and the Chief Executive Officer and/or the Board of Directors of the Parent Company or such person(s) as from time to time may be designated by the Employer (hereinafter referred to as the "Reporting Officer").

   (b) Duties During Employment. All executive decisions or executive actions by the Employer shall require the consent of the Employee as COO, including but not limited to (i) any matters involving expenses exceeding $50,000 in value;
(ii) any communications with the media; (iii) any decisions to enter into a material joint venture with any business partner or strategic partner, or (iv) any business arrangement or agreement valued over $1 million. The Employee shall have such other powers and duties with respect to the Employer as may be reasonably assigned to the Employee by the Reporting Officer, to the extent consistent with the Employee's position and status. The Employee agrees to devote 90% of the Employee's working time, attention and efforts to the Employer and to perform the duties of the Employee's position in accordance with the Employer's policies as in effect from time to time.

   (c) Place of Employment. The Employer shall set up new premises in Manhattan, or New Jersey within a 25 mile radius of Manhattan and no more than 40 miles from the Employee's current residence (the "New Premises"). (The Employer shall not be obligated to move the New Premises if the Employee changes his current residence after the Employer establishes offices at the New Premises.) The Employee's principal place of employment shall be the New Premises; provided, however, the Employee may be required to travel for business purposes. If the New Premises are more than 25 miles from the Employee's current residence, the Employer shall be responsible for the Employee's transportation costs; provided, however, that the Employer shall not be responsible for any additional transportation costs incurred by the Employee if the Employee changes his current residence after the Employee establishes offices at the New Premises.

   (d) Employment Period. The period commencing on the date of this Agreement and ending on the second anniversary thereof (the "Agreement End Date") or the date on which this Agreement is earlier terminated in accordance with its terms is referred to herein as the "Employment Period." The Employment Period shall be freely terminable for any reason by either party at any time, subject to the provisions of Section 3 of this Agreement. If the Employee's employment continues for any period of time after the expiration of the Employment Period, the Employee will be an at-will employee of the Employer.

SECTION II.  Compensation and Benefits.

During the Employment Period:

   (a) Base Compensation. The Employer shall pay to the Employee an annual base salary of $ 150,000 (the "Base Salary"), payable in accordance with the Employer's payroll practices as in effect from time to time; provided, however, that salary payments shall be made at the beginning of each month. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

   (b) Discretionary Bonus. During the Employment Period, the Employee shall be eligible to receive annual incentive compensation as the Executive Committee of the Board of Directors of EagleView and the Executive Committee of the Board of Directors of the Parent Company determine in their sole discretion to pay the Employee.

   (c) Equity Compensation. The Parent Company will use its best efforts to adopt and approve an employee stock option plan, or plans and to file a registration statement on Form S-8 with respect to the shares issuable under such plan or plans, subject to the approval of its Board of Directors, and in accordance with applicable laws (the "Employee Stock Option Plan").

   In further consideration of the Employee's entering into this Agreement and as a material inducement to join the Employer, on, or immediately after, the date that the Employee Stock Option Plan is adopted, the Employee also shall be granted under the plan an option to purchase 750,000 shares of Common Stock subject to the approval of the Board of Directors of the Parent Company (the "Second Stock Option Grant"). Fifty percent of the Second Stock Option grant shall vest and become fully exercisable on the first anniversary of the date of this Agreement. The remaining fifty percent of the Second Stock Option Grant shall vest and become fully exercisable on the second anniversary of the date of this Agreement. The exercise price for the Second Stock Option Grant shall be $6.00 per share of Common Stock, and the expiration date shall be no less than five years from the date of grant. Consistent with the provisions of this Section and Section 3(f)(iv), the terms and conditions of the Fi rst and Second Stock Option Grants shall be governed by the Employee Stock Option Plan.

   (d) Benefits. During the Employment Period, the Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Employer on the same basis as that provided to similarly situated employees of the Employer. Without limiting the generality of the foregoing, the Employee shall be entitled to the following benefits:

      (i) Reimbursement for Business Expenses. During the Employment Period, the Employer shall reimburse the Employee for all reasonable and necessary expenses incurred by the Employee in performing the Employee's duties for the Employer during the Employment Period, on the same basis as similarly situated employees and in accordance with the Employer's policies as in effect from time to time.

      (ii) Vacation. During the Employment Period, the Employee shall be entitled to 30 days of paid vacation per year, in accordance with the plans, policies, programs and practices of the Employer applicable to similarly situated employees of the Employer.

       (iii) Salary Continuation During Disability. During any period prior to termination during which the Employee is absent from the full-time performance of the Employee's duties due to physical or mental illness ("Disability"), the Employer shall continue to pay the Employee's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to the Employee under any disability insurance plan or policy provided by the Employer.

SECTION III.  Termination.

   (a) Death or Disability. If the Employee dies during the Employment Period, the Employment Period shall terminate as of the date of the Employee's death. If, as a result of the Employee's incapacity due to physical or mental illness ("Disability"), the Employee shall have been absent from the full-time performance of Employee's duties with the Employer for a period of six consecutive months and, within 30 days after written notice is provided to the Employee by the Employer (in accordance with Section 6(h) hereof), the Employee shall not have returned to the full-time performance of the essential functions of the Employee's position after provision by the Employer of such reasonable accommodations as may be needed by the Employee in order to perform these essential functions, the Employee's employment under this Agreement may be terminated by the Employer for Disability. During any period prior to such termination during which the Employee is absent from the full-time performanc f the Employee's duties with the Employer due to Disability, the Employer shall continue to pay the Employee's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to the Employee under any disability insurance plan or policy provided by the Employer.

   (b) Cause. The Employer, at its option, may terminate the Employment Period and all of the obligations of the Employer under this Agreement, except for the obligation to make the Basic Termination Payment under Section 3(f)(i) and the Employers' indemnification obligation under Section 6(e), for Cause. The Employer shall have "Cause" to terminate the Employee's employment hereunder upon (i) a proven or admitted act of fraud, misappropriation or embezzlement by the Employee that is detrimental to the Employer or (2) the Employee's conviction of or plea of guilty or nolo contendere to a felony that is related to the Employer's business or the performance of the Employee's duties hereunder.

   (c) Termination in the Event of Cessation of Operations. In the event that the Employer elects to cease doing business and dissolve itself, the Employer may terminate the Employment Period as of the date of dissolution of the Employer or upon 90 days prior written notice to the Employee of its intention to cease operations, whichever comes later.

   (d) Without Cause; Voluntary Termination. The Employer, at its option, may terminate the Employment Period without Cause at any time, and the Employee, at his option, may terminate the Employment Period for any reason at any time.
Any party terminating the Employment Period under this Section 3(d) shall provide the other party with written notice thereof 60 days before the date such termination shall be effective.

   (e) Termination by Employee for Good Reason. The Employee may terminate this Agreement upon 60 days' prior written notice to the Employer for Good Reason (as defined below) if the basis for such Good Reason is not cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason, but in no event less than 10 business days) after the Employer receives written notice specifying the basis of such Good Reason. "Good Reason" shall mean (i) the failure of the Employer to pay any undisputed amount due under this Agreement, (ii) a substantial diminution in the status, position and responsibilities of the Employee, including but not limited to failure to obtain the Employee's approval for the decisions or actions set forth in Section 1(b), or (iii) the Employer requiring the Employee to be based at any office or location other than the New Premises defined in Section 1(c), provided, however, that Good Reason shall not be deemed to exist e to the travel requirements consistent with the performance of the Employee's Services hereunder.

      a.  Payments in the Event of Termination.    Basic Termination Payment.
Upon the termination of the Employment Period at any time for any reason, the Employer shall pay to the Employee or his estate the Base Salary and bonus earned to the date of termination and any compensation previously earned but deferred by the Employee (together with any interest or earnings thereon) that has not yet been paid. If termination of the Employment Period occurs within one year of execution of this Agreement, the bonus earned to date shall be deemed to be a percentage of $150,000, with the percentage equaling the percentage of the year that the Employee was employed by the Employer. If termination of the Employment Period occurs after one year of the execution of this Agreement, the bonus earned to date shall be deemed to be a percentage of the bonus earned by the Employee in his last full year of employment, with the percentage equaling the percentage of the then current year that the Employ employed by the Employer.

      (ii) Involuntary Termination Payment. Upon the termination of the Employment Period at any time by the Employer without Cause, except for termination for Death or Disability pursuant to Section 3(a), or by the Employee for Good Reason, the Employer shall pay to the Employee within five business days of such termination a lump-sum amount equal to two times the Employee's annual Base Salary.

      (iii) Death Payment. Within ten business days of the death of the Employee during the Employment Term, the Employer shall pay to the estate of the Employee a lump-sum amount equal to the lesser of (a) the total amount of Base Salary the Employee would have received in the following six months, or
(b) the total amount of Base Salary the Employee would have received until the Agreement End Date.

      (iv) Vesting of Options. Upon the termination of the Employment Period at any time by the Employer without Cause, by the Employee at any time for Good Reason, or by the Employee for any reason on or after the First Anniversary of Change in Control (as defined in Section 3(f)(v)(B)) but no later than the 30th day after such first anniversary, the options granted to the Employee under the Second Stock Option Grant shall vest and become fully exercisable.

      i.  Additional Change in Control Payment.    Upon the termination of the
Employment Period by the Employee with Good Reason or by the Employer for any reason other than for Cause, death or Disability within one year after a Change in Control, then the Employer shall pay to the Employee within five business days of such termination a lump-sum amount (in addition to the amount payable under the first sentence of Section 3(f)(i)) equal to the higher of (1) two times the Employee's annual Base Salary at the date of such termination or (2) two times the Employee's annual Base Salary at the time of the Change in Control. If the Employment Period is terminated by the Employee for any reason other than with Good Reason on or after the first anniversary of a Change in Control but no later than the 30th day after such first anniversary, the Employee shall be entitled to the higher of the Employee's annual Base Salary at the date of such termination or the Employee's annual Base Salary at te of the Change of Control. If the Employment Period is terminated by the Employee with Good Reason at any time on or after the first anniversary of a Change in Control, the Employee shall be entitled to the payment specified in Section 3(f)(ii).

      (B) Change in Control Defined. "Change in Control" means the first to occur of any of the following: (A) the sale (including by merger, consolidation or sale of stock of subsidiaries or any other method) of all or substantially all of the assets of the Parent Company and its consolidated subsidiaries (taken as a whole) to any person or entity not directly or indirectly controlled by the holders of at least 51% of the combined voting power of the then outstanding shares of capital stock of the Parent Company (excluding shares owned by employees of the Employer as of the date of determination) or
(B) a transaction resulting in the Principal Shareholders owning, collectively, less than 51% of the combined voting power of the then outstanding shares of capital stock of the Parent Company (excluding shares owned by employees of the Employer as of the date of determination). Principal Shareholders" means the persons set forth on Schedule I hereto.

      (v)  Other Provisions Applicable to Payments.  Any amounts due under this
Section 3 and not paid when due shall bear interest (compounded annually) for the period from and including the date payable to but excluding the date paid at a rate per annum equal to the sum of (x) four percent and (y) the rate publicly announced by BankBoston, N.A. as its "prime rate."

(f) Termination of Obligations. In the event of termination of the Employment Period in accordance with this Section 3, all obligations of the Employer and the Employee under this Agreement shall terminate, except for any amounts payable by the Employer as specifically set forth in Section 3(f); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 4 and Section 5 shall survive such termination in accordance with their respective terms and the relevant provisions of Section 6 shall survive such termination indefinitely. In the event of termination of the Employment Period in accordance with this Section 3, the Employee agrees to cooperate with the Employer in order to ensure an orderly transfer of the Employee's duties and responsibilities.

SECTION IV.  Confidentiality; Non-Disclosure.

   (a) Non-Disclosure Obligation. The Employee acknowledges that while employed by the Employer, the Employee will occupy a position of trust and confidence. The Employee shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Employer or any of its subsidiaries or affiliates; provided, however that this Section 4(a)(i) shall not apply to any disclosure (x) required to perform the Employee's duties hereunder; (y) required by applicable law; or (z) of information that shall have become public other than by the Employee's disclosure. "Confidential Information" shall mean the Employer's trade secrets, the Employer's client and customer lists and information relating to methods of doing business (including information concerning operations, technology and systems) in use or contemplated use by the Employer and not generally known among the Employer's competitors. The Employee acknowledges that such Confidential Information is s ialized, unique in nature and of great value to the Employer and its subsidiaries or affiliates, and that such information gives the Employer and its subsidiaries or affiliates a competitive advantage. The Employee agrees to deliver or return to the Employer, at the Employer's request at any time or upon termination or expiration of the Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Employer and its subsidiaries or affiliates or prepared by the Employee in the course of the Employee's employment by the Employer and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Employer.

      (i) Compulsory Disclosures. If the Employee is requested or (in the opinion of his counsel) required by law or judicial order to disclose any Confidential Information, the Employee shall provide the Employer with prompt notice of any such request or requirement so that the Employer may seek an appropriate protective order or waiver of the Employee's compliance with the provisions of this Section 4(a).

      (ii) Confidential Information of Third Parties. The Employee agrees that he will not, during the term of this Agreement, improperly use or disclose to the Employer any proprietary information or trade secrets of any former or current employer or other person or entity with which he has an agreement or duty to keep in confidence information acquired by him in confidence, and that he will not bring onto the premises of the Employer any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

      a)  Assignment of Inventions.    All Employee Developments shall be made
for hire by the Employee for the Employer or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (x) relates to the business or operations of the Employer or any of its subsidiaries or affiliates, or (y) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Employer or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Employer or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired the Employment Period. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Employer all such proprietary rights. The Employee shall, both during and after the Employment Period, upon the Employer's request, promptly execute and deliver to the Employer all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Employer may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Employer's rights in Confidential Information and Employee Developments.

       (iii) To the extent that any copyrightable works in the Employee Developments are not properly characterized as a work made for hire for the purpose of ascribing ownership of such property to the Employer, and with respect to rights in the Employee Developments other than copyright rights, the Employee hereby irrevocably grants, assigns and otherwise transfers exclusively and in perpetuity to the Employer, its successors and its assigns, all rights of the Employee in the Employee Developments whatsoever, now existing or hereafter discovered, in all media and forms of expression. To the extent that any claim is made concerning the existence of moral rights in regard to the Employee Developments, the Employee agrees to waive all such right, title and interest to the fullest extent permissible by law. The Employee agrees to provide the Employer with a right of first refusal to re-acquire any copyright right in the Employee Developments in the event that the Employee or her succe ereafter exercise her or their statutory right of termination with respect to the foregoing assignment of any copyright to the Employer. Pursuant to such right of first refusal, prior to entering into any agreement or other arrangement to transfer or license such copyright to any third party, the Employee or her successors will provide the Employer with reasonable advance notice of and an opportunity to enter into such agreement or other arrangement with the Employee or such successors, on fair and reasonable terms and conditions no less favorable to the Employer than the terms and conditions offered in a bona-fide offer by such third party. The Employee shall also promptly report each invention, discovery or improvement, whether patentable or not, in the Employee Developments, specifically pointing out the features or concepts which the Employee believes to be new or different.

      a.  Non-Competition; Non-Solicitation.    The Employee acknowledges and
recognizes his possession of Confidential Information and acknowledges the highly competitive nature of the business of the Employer and its affiliates and subsidiaries and accordingly agrees that, in consideration of the promises contained herein, he will not, during the Employment Period, as from time to time extended, and for two years after the date of termination of the Employment Period, as from time to time extended, (unless terminated by the Employer without Cause or termination for Good Reason), either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of another business firm, (1) engage in any business in the United States (whether as an employee, consultant, director, officer, partner or shareholder, other than as a passive shareholder of a public company in which the Employee owns less than 5%) that is in direct or indirect competition with any a business of the Employer ("Competitive Business") or be employed in the United States by any entity or person that controls a Competitive Business or
(2) directly or indirectly solicit any client of the Employer in order to perform services in the United States.

      (b) The Employee recognizes that he will possess confidential information about other employees of the Employer and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Employer and its subsidiaries or affiliates. The Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Employer and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee's business position with the Employer. Employee agrees that during the Employment Period and for two years after the date of termination of the Employment Period, regardless of the reason for his termination, Employee will not, directly or indirectly, solicit or recruit any employee of the Employer or any of its su ries or affiliates for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Employer or any of its subsidiaries or affiliates to any other person except within the scope of Employee's duties hereunder.

SECTION V.  General Provisions.

   (a) Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Employee and the Employer consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Employer's goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Employer and the Employee consider the restrictions contained in Section 5 to be reasonable, if a final determination is m ade by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable against the Employee, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

   (b) Remedies; Survival. The parties acknowledge that the Employer's damages at law would be an inadequate remedy for the breach by the Employee of any provision of Section 4 or Section 5, and agree in the event of such breach that the Employer may obtain temporary and permanent injunctive relief restraining the Employee from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available at law or equity for such breach or threatened breach of
Section 4 or Section 5 or for any breach or threatened breach of any other provision of this Agreement. The obligations contained in Sections 4 and 5 shall, to the extent provided in Sections 4 and 5, survive the termination or expiration of the Employee's employment with the Employer and, as applicable, s l be fully enforceable thereafter in accordance with the terms of this Agreement.

   (c) Withholding. The Employer shall withhold such amounts from any compensation or other benefits payable to the Employee under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

   (d) Assignment; Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of EagleView or the Parent Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Employer hereunder, and all references herein to the "Employer" shall refer to such successor.

   (e) Indemnity. The Employer hereby agrees to indemnify and hold the Employee harmless to the maximum extent permitted by law against any and all liabilities, expenses (including attorneys' fees and costs), claims, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any proceeding arising out of the Employee's employment with the Employer (whether civil, criminal, administrative or investigative, other than proceedings by or in the right of the Employer), if with respect to the actions at issue in the proceeding the Employee acted in good faith and in a manner Employee reasonably believed to be in, or not opposed to, the best interests of the Employer, and (with respect to any criminal action) Employee had no reason to believe Employee's conduct was unlawful. Said indemnification arrangement shall (i) survive the termination of this Agreement, (ii) apply to any and all qualifying acts of the Employee which have taken place during an eriod in which he was employed by the Employer, irrespective of the date of this Agreement or the term hereof, including, but not limited to, any and all qualifying acts as an officer and/or director of any affiliate while the Employee is employed by the Employer and (iii) be subject to any limitations imposed from time to time under applicable law.

   (f) Acknowledgment. The Employee acknowledges that he has been advised by the Employer to seek the advice of independent counsel prior to reaching agreement with the Employer on any of the terms of this Agreement. The parties agree that no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting the Agreement.

   (g) Waivers; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

   (h) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by facsimile (with confirmation of receipt), addressed as follows:

If to the Employer:
 EagleView Industries, Inc.
 PMB #6-271
 5030 Champion Blvd.  G-6
 Boca Raton, FL 33496

    Attention: Michael Paolini
    Facsimile: (561) 243-1779

with a copy to:
 Jonathan Shepard
 5355 Town Center
 Suite 801
 Boca Raton, FL 33486
 (561) 368-7700

If to the Employee:
 Sanjay Mody
 35 Harvard St.
 Cloister, NJ  07624

 Facsimile: (201) 750-2347
with a copy to:
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019

Attention: Robert P. Haney, Jr.
   Facsimile: (212) 841-1010

or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If such notice or communication is mailed, such communication shall be deemed to have been given on the fifth business day following the date on which such communication is posted.

   (i) Descriptive Headings; Certain Interpretations. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement: (i) any reference in this Agreement to any agreement, document or instrument includes all permitted supplements and amendments; (ii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (iii) the words "include," "included" and "including" are not limiting; and (iv) a reference to a person or entity includes its permitted successors and assigns.

   (j) Counterparts; Entire Agreement. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement and Employee Stock Option Plan contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and terminate and supersede all other or prior written or oral agreements or understandings among the parties with respect to the Employee's employment by the Employer. The Employee hereby represents and warrants that by entering into this Agreement, the Employee will not rescind or otherwise breach an employment agreement with Employee's current employer prior to the natural expiration date of such agreement.

   (k) Governing Law; Jurisdiction. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to the principles of conflicts of laws. Subject to Section 6(l) of this Agreement, any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in New York, or, if not maintainable herein, then in an appropriate New York state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

(l) Arbitration. Any claim or dispute arising under this Agreement (other than under Sections 4 or 5) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies. The arbitration shall be conducted in New York, New York, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. 1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Sanjay Mody
/s/ Sanjay Mody
By: Sanjay Mody, Chief Operating Officer


 By: /s/ Michael J. Paolini, President
Distinctive Devices, Inc.
 By: /s/ Michael J. Paolini, President
EagleView Industries, Inc.